Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Hires Judy Krandel as Chief Financial Officer

SOUTH ORANGE, NJ, November 1, 2023 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, announced the appointment of Judy Krandel as Chief Financial Officer (CFO), effective today. In this role, Ms. Krandel will be responsible for directing the company’s finances and working closely with the Chief Executive Officer (CEO) and Board of Directors to develop and execute Nephros’s long-term strategy.

Ms. Krandel joins the company with an impressive track record in financial leadership and strategic planning. She brings more than 20 years of experience in asset management, investment, operations, financial reporting and oversight, as well as formal accounting expertise.

“We are thrilled to welcome Judy to our team. She has an extensive history leading companies large and small to financial excellence as an officer, a director, and an investor. I am confident in Judy’s ability to lead and oversee our financial operations.” said Robert Banks, President and Chief Executive Officer.

Retiring Chief Financial Officer Andy Astor commented, “With her background as both an investor and an executive, Judy is a superb choice for Nephros. I am delighted to welcome her as my successor, and I believe she will effectively lead Nephros to continued growth and prosperity.”

Regarding her new role, Ms. Krandel shared, “I am honored to come aboard at this exciting time, as Nephros enjoys positive cash flows and growing revenue momentum. I look forward to being a part of the Nephros team and contributing to the shared success of the entire organization, while helping to further the company mission of better water for all.” She continued, “Having tackled some of the most complex financial, regulatory, and governance issues for the companies with which I have been involved, I am well-positioned to add significant value for investors and stakeholders, and drive effective financial strategies.”

Prior to joining Nephros, Ms. Krandel served as the Chief Financial Officer of Recruiter.com, where she worked closely with the CEO to leverage AI and new technology to drive company growth while also building public market capitalization and enterprise value. Additionally, Ms. Krandel was responsible for developing strategies for capital allocation, internal growth, and M&A while at Paltalk, Inc.

Ms. Krandel holds a Bachelor of Science in Finance from the Wharton School and a Master of Business Administration from the University of Chicago Booth School of Business. In addition to previous roles as Chief Financial Officer for two other publicly traded companies, Ms. Krandel has been simultaneously active in multiple corporate and advisory boards.

Inducement Stock Option Grant

Nephros has approved the issuance of an inducement grant to Ms. Krandel, effective upon the commencement of her appointment as Chief Financial Officer, consisting of a 10-year non-qualified stock option to purchase 122,524 shares of the Company’s common stock. The grant was unanimously approved by the Company’s board of directors, including all of its independent directors and was a material inducement to Ms. Krandel’s acceptance of employment with Nephros in accordance with Nasdaq Listing Rule 5635(c)(4) as a component of her employment compensation. The stock option will be equal to the closing sale price of the Company’s common stock as of the close of regular trading today. The inducement grant will vest over a four-year period, with 25% of the shares vesting on November 1, 2024, and the remaining shares thereafter vesting in 12 equal quarterly installments, subject to her continued employment with Nephros through the applicable vesting dates. The inducement grant is subject to the terms and conditions of a stand-alone stock option agreement entered into outside of the Company’s 2015 Equity Incentive Plan.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future revenue, gross margins, cash flows and expectations on achieving and maintaining positive cash flow and profitability, including the timing thereof, and other future financial performance, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including inflationary factors and general economic conditions, changes in business and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers, distributors and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Robert Banks, CEO

Nephros, Inc.

(201) 343-5202

robert.banks@nephros.com

Judy Krandel, CFO

Nephros, Inc.

(201) 343-5202

judy.krandel@nephros.com

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